Exhibit 3.7

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 08:30 AM 08/20/1999 991348169 - 3055808

Certificate of Amendment

to

Certificate of Limited Partnership

of

Alliance Resource Operating Partners, L.P.

This Certificate of Amendment to the Certificate of Limited Partnership of Alliance Resource Operating Partners, L.P. (the “Partnership”) is executed and filed pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, by Alliance Resource GP, LLC, a Delaware limited liability company, and Alliance Resource Management GP, LLC, a Delaware limited liability company (collectively, the “General Partners”), as general partners of the Partnership. The General Partners DO HEREBY CERTIFY as follows:

l.The name of the limited partnership is Alliance Resource Operating Partners, L.P.

2.

The Certificate of Limited Partnership of the Partnership is hereby amended to reflect the addition of Alliance Resource Management GP, LLC as a general partner of the Partnership, by deleting Item 3 of the Certificate of Limited Partnership in its entirety and adding the following:

3.	The names and business addresses of the General Partners are as follows:

General Partners
Address

Alliance Resource GP, LLC	1717 South Boulder Avenue Tulsa, Oklahoma 74119

Alliance Resource Management GP, LLC	1717 South Boulder Avenue Tulsa, Oklahoma 74119

IN WITNESS WHEREOF, the General Partners have executed this Certificate of Amendment to the Certificate of Limited Partnership of Alliance Resource Operating Partners, L.P. as of the 20th day of August, 1999.

GENERAL PARTNERS

Alliance Resource GP, LLC

By:	/s/ Thomas L. Pearson
Name:	Thomas L. Pearson
Title:	Senior Vice President -Law and Administration, General Counsel and Secretary

Alliance Resource Management GP, LLC

By:	/s/ Thomas L. Pearson
Name:	Thomas L. Pearson
Title:	Member